    EXHIBIT 10.44

STATEMENT OF WORK
PS-001

SCHEDULE A

This Statement of Work (“SOW”), by and between Touchpoint Metrics, Inc. (“the Company”) and Progress Software (“Client”) effective as of the later date signed below (“Effective Date”), will serve as Client’s approval for the Company to begin work on the project outlined in the Company’s May 24, 2013 proposal for services titled “Strategy and Design for a High-Performing, Global Customer and Partner Satisfaction Program” (“Proposal”) under the general terms of the engagement as described there and in the following:

Project Name:  CPS Program Strategy and Design

Project Description: This engagement will design and develop a scalable, metrics-driven program for the continuous improvement of customer and partner satisfaction and experience. As part of the engagement scope, we will pilot CPS program concepts and frameworks within a defined “slice” of the business to validate the CPS concept and deliver a defensible business metrics in support of broad adoption of the CPS program across the company.

The preliminary scope of the pilot will focus on the Open Edge product upgrade lifecycle; to investigate:

a:  Customer/Partner satisfaction with Progress
b:  Propensity to understand/adopt larger set of Progress product offerings
c:  Propensity to expand buying relationship with Progress
d:  Characteristics of customers of Application Partners

Internal and external audiences will be surveyed to develop this understanding. Of the approximately ~40 respondents, target audiences will be broken out to include

1.	Application Partners with the largest installed base broken out by:
a.	Highest percentage base who have upgraded (n=10)
b.	Lowest percentage base who have upgraded (n=10)
2.	CPS stakeholders (n=10)
3.	Progress internal audiences (n=10)

This work will be completed in a four phased approach with the following deliverables for each phase:

Phase 1 Immersion: Define Objectives and Requirements
-	Project Kick-Off
-	CPS Team/Stakeholder Interviews (~10)
-	Issues Analysis/Goal Alignment
-	Data Requests/Info Gathering
-	Pilot scoping and definition
-	Project Plan and schedule

Phase 2 Insights: Business Analysis and Insights
-	Desk Research: Business, Market and Existing Customer Data Analysis (Application Partners), data analytics is out of scope
-	Qualitative Research: Internal Interviews or Workshop format (~10 Respondents)
-	Qualitative Research: Application Partners: Phone interviews or Online Focus Group
(~20 Participants)
-	Qualitative Research Summarization and Reporting

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Phase 3 Strategy: Develop CPS Program Strategies
-	Business and Qualitative Research Synthesis
-	Hypothesis and Problem Statement Alignment
-	Strategy Definition: Working Strategy Session
-	Business Case Creation

Phase 4 Design: Design CPS Program Implementation Plan
-	Program Design: Framework, Metrics (including partner NSAT and NPS) and Rollout Plan
-	Working Session: Roadmap Validation and Tactical Initiatives Prioritization
-	Implementation Roadmap Creation
-	Final Program Design and Rollout Plan
-	Executive/Stakeholder Presentation(s)

Budget Estimate:

Phase I:	Phase 1 Immersion	$12,500
Phase II:	Phase 2 Insights	$32,000
Phase III:	Phase 3 Strategy	$23,000
Phase IV:	Phase 4 Design	$27,000
	Total Fees:	$94,500

The Company’s budget estimates are based on an estimate of the actual time and resources required to complete the SOW. These fees are presented as a fixed bid fee to complete the work outlined.  The fees would only change if the scope of work changes, and only if authorized by the Client in advance, through a signed Estimated Addendum, of such fees being incurred. Out-of-pocket expenses are not included, but typically do not exceed 10% of budget total for an engagement of this type.  See “Out-of-Pocket Expenses” section below.

Payment Schedule:
Upon the Effective Date, an amount equal to one-third of the total amount of fees specified in the Budget Estimate above (i.e., ninety four thousand five hundred U.S. Dollars or $94,500, the “Project Fee Total”) will be invoiced and due upon receipt of such invoice ($31,500).  Based on an anticipated timeline of 16 weeks, the second invoice for an additional one-third of the Project Fee Total ($31,500) will be sent out eight (8) weeks after the Effective Date.  The third and final invoice for the remaining one-third of the Project Fee Total ($31,500) will be sent upon delivery of the final report and all deliverables specified in the Project Description, or 16 weeks after the Effective Date, whichever comes second.  All invoices, except the initial invoice which is due upon receipt, are due Net 15 days.

Out-of-Pocket Expenses:
Out-of-pocket expenses include (but are not limited to) color outputs, transcription services, copies, deliveries, sample acquisition or remuneration, phone, travel, etc. All out-of-pocket expenses are billed at cost, and are estimated not to exceed 10% of Project Fee Total. If the demands of the project dictate expenses that exceed this, then written approval will be obtained from Client in advance of these expenses being incurred. Out-of-pocket expenses $5,000 and up that are agreed to in advance by Client are subject to a 50% deposit, payable to the Company prior to ordering the service.

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Approvals:
The current authorized approval source for Client is Daniel Heckman.

Terms and Conditions:
This SOW is entered under and pursuant to the Services Agreement between the Company and the Client (“Agreement”) dated 12/06/2013, and is subject to all the terms and conditions of that Agreement.

For the Company MICHAEL HINSHAW	Accepted for Client DANIEL HECKMAN
Signature	Signature
Michael Hinshaw President	Daniel Heckman, Vice President, Field Enablement 01/08/14
1/8/2014	Date

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